Exhibit 99.1

TITAN PHARMACEUTICALS PROVIDES UPDATE TO STOCKHOLDERS ON PROPOSAL TO AMEND ITS CERTIFICATE OF INCORPORATION

SOUTH SAN FRANCISCO, CA – September 14, 2020 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) today provided an update on the upcoming special meeting of stockholders (the “Meeting”) in response to recent stockholder inquiries regarding the number of meeting adjournments. The sole purpose of the Meeting is to seek approval of a proposal to amend Titan's certificate of incorporation to increase the number of authorized shares of common stock.

Without approval of the share increase, the several strategic alternatives management has been exploring with the Company’s bankers will not be possible. The failure to obtain stockholder approval will almost certainly result in the cessation of Titan’s operations and likely a total loss of value to stockholders, given the pledge of all of the Company’s assets as security for its outstanding debt.

The goal of Titan’s Board of Directors is to enable as many stockholders as possible to exercise their right to vote. In contrast to many other types of proposals, the amendment to effect the share increase requires a higher hurdle – the affirmative votes from a majority of the outstanding shares entitled to vote. Since Titan has a large retail stockholder base, this task poses greater challenges than in the past. Importantly, some of the newer, popular brokerage firms do not exercise their permitted discretion to vote shares held in their accounts without explicit direction from the beneficial holder, and companies such as Titan are finding it quite difficult and time consuming to reach individual investors who hold shares in street name.

Prior to each meeting adjournment, the Board examined the voting data and determined, in light of the fact that a substantial majority of votes received to date have been in favor of the proposal, that it would be in the best interest of stockholders to extend the date of the meeting, particularly in light of the stakes involved. As of the close of business on September 11, 2020, approximately 30.7 million shares (28.3% of the record date shares) had not yet been voted. Of those shares that were voted, approximately 72% were in favor of the amendment proposal. The affirmative vote of holders of only 1,251,207 shares (less than 1.5% of the record date shares) are now needed to file the amendment and effect the authorized share increase.

“I and my fellow Board members would like to thank those stockholders who have already voted in favor of the proposal, which if approved should enable the continuation of Titan’s operations by facilitating the raising of capital as well as the pursuit of strategic alternatives,” said Titan's Executive Chairman, Dr. Marc Rubin. “And, to those who have not yet voted, we implore you to do so now.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a commercial stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The Company's lead product is Probuphine® (buprenorphine) implant, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Approved by the U.S. Food and Drug Administration in May 2016, Probuphine is the first and only commercialized treatment of opioid dependence to provide continuous, around-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology also has the potential to be used in developing products for treating other chronic conditions such as Parkinson's disease and hypothyroidism, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the commercialization of Probuphine; the regulatory approval process; Titan’s ability to access capital; the development, testing, production and marketing of our drug candidates; patent and intellectual property matters; and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACTS:

Sunil Bhonsle

President & CEO

(650) 244-4990

Stephen Kilmer

Investor Relations

(650) 989-2215

skilmer@titanpharm.com